News Release

Philippe P. Calais to Join Marina Biotech’s Board of Directors

City of Industry, CA (December 14, 2016) - Marina Biotech, Inc. (OTCQB: MRNA), a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for cancer and rare diseases, today announced that Dr. Philippe P. Calais was elected to the Marina Biotech board of directors, which he will join effective January 1, 2017. Dr. Calais currently serves as Chief Executive Officer of Isarna Therapeutics.

“We are delighted to welcome Philippe to the Marina board of directors,” said Joseph Ramelli, CEO of Marina Biotech. “His breadth of knowledge, experience, and connections in the biotech industry are truly impressive and we look forward to his future contributions to the company. His experience with development and commercialization of antisense therapeutics will prove invaluable as we continue to unlock the potential of Marina’s oligo therapeutic assets.”

“I am delighted to join the board of Marina,” said Dr. Calais. “Working closely with Vuong for the last 2.5 years, I came to recognize the depth of his scientific leadership as well as his unique accomplishments to strengthen his company network, Marina being the most recent example of his innovative vision. I look forward to bringing my experience and expertise to serve Marina’s board and management in order to take the new company to new heights!’’

Dr. Calais has over 28 years of biopharmaceutical and pharmaceutical industry experience in North America and Europe. Prior to becoming CEO of Isarna Therapeutics, he managed several biopharmaceutical companies in Canada and in Europe and headed a large technology transfer organization, focusing on corporate strategic positioning, company deployment and sales optimization strategies. His management expertise, combined with extensive experience with large pharma companies, such as ICI Pharmaceuticals and Roche, covers the full scope of the drug chain - from discovery to clinical development, commercialization as well as partnership and franchise strategic marketing for several therapeutic areas. He has successfully raised significant financing internationally for private and publicly traded biotechs. A French citizen residing in Germany, he has a degree and doctorate in pharmacy from France.

Dr. Vuong Trieu, nominated Dr. Calais for the board pursuant to the terms of the recently completed merger between Marina with IthenaPharma, which gave him the right to nominate one board member. In other developments, on December 8, 2016, the board of directors appointed Mr. Ramelli as chief executive officer, transitioning from interim chief executive officer. In order to keep the board membership at five, Joseph Ramelli will be stepping down from the board.

“We thank Joe for his past contribution as a member of the board and look forward to working together with him as the permanent CEO and with the management team to transition the company into a clinical stage biotechnology company,” said Vuong Trieu, Chairman of Board.

About Marina Biotech, Inc.

Marina Biotech is a clinical stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for cancer and rare diseases. Its pipeline is focused on treating colon cancer and familial adenomatous polyposis (FAP). In addition, Marina has a preclinical program for myotonic dystrophy, using its own unique antisense oligonucleotide chemistry and delivery capabilities.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to successfully consummate the merger with IthenaPharma and integrate business the operations of the two companies; (ii) the ability of Marina Biotech to obtain immediate additional funding; (iii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iv) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (v) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (vi) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

For Marina inquires:

Joseph Ramelli

CEO

Marina Biotech, Inc.

(626) 964-5753